Exhibit 99.1

EXHIBIT 99.1

EXPLANATION OF RESPONSES
(1)
On December 10, 2024, Insight Venture Partners X, L.P., Insight Venture Partners (Cayman) X, L.P., Insight Venture Partners (Delaware) X, L.P., Insight Venture Partners X (Co-Investors), L.P., Insight Partners XI, L.P., Insight Partners (Cayman) XI, L.P., Insight Partners (Delaware) XI, L.P., Insight Partners XI (Co-Investors), L.P., Insight Partners XI (Co-Investors) (B), L.P., Insight Partners (EU) XI, S.C.Sp., Insight Partners Fund X Follow-On Fund, L.P., Insight Partners Fund X (Cayman) Follow-On Fund, L.P., Insight Partners Fund X (Delaware) Follow-On Fund, L.P. and Insight Partners Fund X (Co-Investors) Follow-On Fund, L.P. (collectively, the “Insight Funds”) distributed an aggregate of 11,500,000  shares of Class A common stock of SentinelOne, Inc., par value $0.0001 per share (“Class A Common Stock”), to their partners on a pro rata basis in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreements of such entities (the “Insight Distribution”). The respective partners of the Insight Funds did not furnish any consideration in exchange for Class A Common Stock received in connection with the Insight Distribution.

(2)
17,264 shares of Class A Common Stock owned by Ingentorsk (Delaware) LLC (“Ingentorsk”). In connection with the Insight Distribution, Ingentorsk acquired direct ownership of 17,264 shares of Class A Common Stock, with no consideration being paid in connection therewith. The reporting person controls Ingentorsk. By reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, the reporting person may be deemed to be the beneficial owner of the securities owned by Ingentorsk.